UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

August 25, 2008

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400
Los Angeles, California		90024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 13, 2008, the Board of Directors of Paladin Realty Income Properties, Inc. (the “Company”) approved certain amendments to the Company’s Share Redemption Program (the “Share Redemption Program”). Pursuant to the requirements of the Share Redemption Program, on July 29, 2008, the Company sent its stockholders notification of its intention to amend the Share Redemption Program 30 days following the date of the notification, or August 28, 2008. Accordingly, as of August 28, 2008, the amended Share Redemption Program is in effect.

The primary modifications to the Share Redemption Program include:

•	The waiver of the one-year holding period in the event of the death or qualifying disability of a stockholder, instead of allowing the Company’s officers discretion to grant such a waiver.

•

During any 12-month period, the Company will not redeem in excess of 10.0% of the number of shares of common stock that were outstanding as of the beginning of such 12-month period. Previously, the Company was limited to redemptions not in excess of 3.0% of the number of shares of common stock outstanding at the beginning of such 12-month period.

•

Certain fees charged by the Company’s registrar and transfer agent, Phoenix American Financial Services, Inc., for share redemptions will be charged to investors seeking to redeem shares of common stock pursuant to the program.

The Share Redemption Program, as amended, is described in the prospectus dated July 28, 2008.

Item 8.01.	Other Events.

On August 25, 2008, the dividend committee of the Company’s board of directors declared cash distributions for the month of September 2008. The declared distributions will be calculated based on stockholders of record each day during such month at a rate of $0.0016438 per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. These distributions will be aggregated and paid in cash on October 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: August 29, 2008	By:	/s/ John A. Gerson
John A. Gerson
Chief Financial Officer